UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a.101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MultiSensor AI Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MultiSensor AI Holdings, Inc. Announces Postponement of Special Meeting of Stockholders to December 19, 2025

Houston, TX, December 12, 2025 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (“MSAI,” “we,” “our” or the “Company”), a pioneer in AI-powered industrial condition-based maintenance and process control solutions, announced today that its upcoming special meeting of stockholders (the “Special Meeting”), which was initially scheduled for 10:00 a.m., Central Time, on December 15, 2025, has been postponed to 10:00 a.m., Central Time, on December 19, 2025. The postponed Special Meeting will continue to be held virtually at https://www.cstproxy.com/multisensorai/sm2025.

The close of business on November 4, 2025 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Special Meeting. Stockholders of the Company who have previously submitted their proxy and who do not want to change their vote do not need to take any action.

No changes have been made to the proposals to be voted on by stockholders at the Special Meeting. The Company encourages all of its stockholders to read the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2025 (the “Proxy Statement”) and distributed to the stockholders. Stockholders are also able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov.

The Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the Proxy Statement. The Company encourages all stockholders who have not submitted their proxy to do so before 11:59 p.m. Eastern Time on December 18, 2025.

About MultiSensor AI Holdings, Inc.

MultiSensor AI builds and deploys intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. MSAI’s integrated solutions utilize data generated from an array of sensors and sensor modalities including high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, to protect customers’ most critical assets. MSAI’s platform combines condition-based monitoring data with proprietary edge and cloud software to generate actionable insights that, we believe, minimize unplanned downtime, reduce maintenance costs, prevent hazards, and extend asset life.

MSAI Contact:

E-mail: ir@multisensorai.com
Website: www.multisensorai.com